Exhibit 23.2
Consent of Independent Auditors
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2006 relating to the financial statements of Kalorama Sports Management Associates (A Limited Partnership) and Subsidiary, which appears in the Town Sports International Holdings, Inc. prospectus dated on June 1, 2006 pursuant to Rule 424(b)(4).
/s/ Squire, Lemkin + O’Brien LLP
Rockville, Maryland
June 15, 2006